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                                                                   EXHIBIT 99(a)


                       [CITATION NEWSRELEASE LETTERHEAD]





                                   FOR MORE INFORMATION CONTACT:
                                   Rick Neece, CITATION 314/579-7900
                                   Ned Maniscalco for CITATION 314/982-1700
                                   Julie Buck, Sterling Systems 208/897/5699


FOR IMMEDIATE RELEASE

                   CITATION COMPUTER SYSTEMS, INC. SELLS ITS
                 FINANCIAL SYSTEMS BUSINESS TO STERLING SYSTEMS

     ST. LOUIS, JUNE 18, 1998 --  CITATION Computer Systems, Inc. (NASDAQ:
CITA) today announced that it has sold its financial systems business and customer base to Sterling Systems of Downey, Idaho. Terms of the sale were not disclosed.

     Sales of its financial systems generated about $1 million in annual revenue for CITATION. The employees of CITATION who worked in financial systems will follow those products to Sterling Systems.

     On January 20, CITATION announced that it had received an unsolicited expression of interest in the Company. CITATION also said it had engaged an investment banker to evaluate this expression of interest and to explore other strategic alternatives to enhance shareholder value. The sale of CITATION's financial systems business is the result of that strategic review. CITATION said the process is continuing and that it expects to make additional announcements related to the strategic review in the near future.

     J. Robert Copper, chairman and chief executive of CITATION, said, "As a result of reviewing our strategic options, we decided to focus on our core clinical business. We feel fortunate to have found a good fit for our financial systems products, employees and customers in Sterling Systems."

     Julie Buck, president of Sterling Systems, said, "We are excited about the opportunity represented by CITATION's financial systems business. We see a promising future serving this new customer base, which will about double the size of our company."

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CITATION COMPUTER SYSTEMS - PAGE 2


     CITATION Computer Systems, Inc. is a provider of client/server clinical and managed care systems for the healthcare enterprise. CITATION's clinical and managed care systems are found in approximately 370 healthcare facilities throughout the United States, Canada, the United Kingdom, Ireland, Asia-Pacific, and other countries.

     Sterling Systems is a privately held provider of financial management software products based in Downey, Idaho.


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          CITATION -- THE BEST INFORMATION SYSTEMS VALUE IN HEALTHCARE